Amendment No. 1 dated January 31, 2002
                to the Participation Agreement dated May 1, 2001

Amendment to the Participation Agreement by and among AYCO Series Trust, (the "Fund"), Mercer Allied Company, L.P., and The Travelers Life and Annuity Company, (the "Company"); each on behalf of itself and each of its segregated asset accounts listed in Schedule A hereto.

WHEREAS, each of the parties desires to amend Article III, Paragraph 3.1 of the Agreement, each party hereby agrees to amend said Section by adding the following language:

In addition to any other format in which the Fund may choose to provide its prospectuses to the Company, the Fund will also provide the Company with fund prospectuses and any supplements thereto in PDF format contemporaneously with or prior to the filing of the fund prospectus or supplement with the SEC.

All terms and provisions of the Agreement not amended herein shall remain in full force and effect.


IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment No. 1 to the Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.


                     THE TRAVELERS LIFE and ANNUITY COMPANY

                                    By:     __________________________

                                    Title:  __________________________

                                    Date:   __________________________

                                    AYCO SERIES TRUST

                                    By:     __________________________

                                    Title:  __________________________

                                    Date:   __________________________

                                    MERCER ALLIED COMPANY, L.P.

                                    By:     __________________________

                                    Title:  __________________________

                                    Date:   __________________________